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                                                                   Exhibit 10.09
                                 CADENCE, INC.
                           KEY CONTRIBUTOR BONUS PLAN
                        JANUARY 1, 1994 - JUNE 30, 1994

The purpose of the Key Contributor Bonus Plan is to motivate and reward key employees to profitably grow Cadence and achieve individual pre- determined goals. The plan provides for a cash payment payable by September 1, 1994.

The participants will normally be Direct Reports to Officers (excluding Sales), Directors and Managers as well as other selected key individual contributors. The participants will be selected on a semi-annual basis for the appropriate one half year participation in the Plan.

The Bonus Pool will be determined as follows:

    o Performance Gate: The Bonus Pool will be determined based on Cadence's performance against Earnings Per Share (EPS) targets. The Bonus Pool will be generated as a percentage of the target Bonus Pool as follows:

                     EPS              Bonus Pool Percentage
                     ---              ---------------------
                    $0.24                        75%
                    $0.26                       100%
                    $0.28                       125%
                    $0.33                       150%

         If Earnings Per Share fall below $0.24 or exceed $0.33 the Bonus Pool will be determined at the sole discretion of the Board of Directors.

    o Bonus Fund: Plan participants will be targeted for 10%, 15% or 25% of base salary during the plan period. The target level is determined by the position held. The target bonus fund will be made up of the sum of the target bonuses.

    o Management Judgment Bonus Fund: In addition to the target pool described above, a fund equivalent to 5% of base salary paid to participants during the plan period will be established. The fund will be adjusted up or down based on the EPS performance targets described above. This will be used to further reward individuals or work teams based on such factors as difficulty and value of objectives achieved, overall performance level on a sustained basis, contribution to the success of Cadence over time, or any other considerations determined applicable by the management of Cadence.

Individual bonus awards are based on performance against specific objectives for the plan period. The award can be varied from 50% to 150% of target as follows:

         Minimum individual performance rating to receive a bonus is .50 and below .50 no bonus is to be paid. Maximum rating is 1.50.

                   Rating scale is:
                   Performance Significantly Exceeds Objectives         - 1.26 to 1.50
                   Performance Exceeds Objectives                       - up to 1.25
                   Performance Meets Objectives                         - 1.00
                   Performance Meets Most Objectives                    - .75 to .99
                   Performance Meets Some Objectives                    - .50 to .74
                   Performance Does Not Meet Objectives                 - under .50 (No Bonus)

The total of the individual bonuses will be controlled to the Bonus Pool as adjusted by the plan performance factors described above.

In order to receive a bonus, the individual must be an active employee as of June 30, 1994. The bonus pool will be reduced or increased for any additions or deletions during the year. No additions will be made for less than one quarter year participation. All forfeitures revert to Cadence.

In the event of a death or disability, a pro-rata bonus (of target) will be paid to the employee or his/her estate if there is a Bonus Pool per this Plan.

Cadence reserves the right to modify or cancel the Key Contributor Bonus Plan at any time. This Plan is only effective for the period - January 1, 1994 to June 30, 1994. Any future plan is at the discretion of Cadence.

Participation in the Plan does not constitute an agreement to employ the participant for any length of time and shall not restrict the Company's right to terminate the employment of the participant for any reason and at any time.





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